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                                                                Exhibit 4(b)(ii)

                           CHILDREN'S INSURANCE RIDER


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RIDER SECTION 1. GENERAL INFORMATION

1.1  WHAT IS OUR AGREEMENT       Our agreement with you includes this rider and its
     WITH YOU?                   application, as a part of the policy to which it is
                                 attached. The provisions of the policy apply to this
                                 rider unless they conflict with the rider. If there is a
                                 conflict, the rider provision will apply. The issue date
                                 for this rider is shown on the insured child annual cost
                                 of insurance rate table.

                                 We promise to pay the death proceeds of this rider and
                                 provide all other benefits described in this rider as
                                 long as the policy and this rider are in force.

1.2  WHAT IS THE BENEFIT         This rider provides monthly renewable term life insurance
     PROVIDED BY THIS RIDER?     on the life of any insured child and continues until the
                                 rider anniversary at the insured child's age 23.

1.3  WHO IS THE INSURED CHILD    The insured child under this rider is any child,
     UNDER THIS RIDER?           stepchild, or legally adopted child of the person insured
                                 under the policy to which this rider is attached. Any
                                 child born or legally adopted on or before the date of
                                 application must be living, named in the application, and
                                 under age 18 on the date of application. Any child born
                                 alive to, or legally adopted by, the person insured under
                                 the policy to which this rider is attached after the date
                                 of application will be insured. Legal adoption must occur
                                 prior to the child's age 18. Written notice of the
                                 addition of a child or children to this rider should be
                                 sent to our home office.

                                 Although only a single copy of this rider is included
                                 with this policy, the benefit provided by this rider
                                 applies to each insured child.

1.4  CAN THIS RIDER BE           We relied on statements made in the application when we
     CONTESTED?                  issued this rider. In the absence of fraud, we will
                                 accept the statements made in the application or
                                 reinstatement application to be representations and not
                                 warranties. Statements made in the application or
                                 reinstatement application will not be used to contest
                                 this rider or challenge a claim under this rider unless
                                 that statement is material.

                                 A statement is material if, based on correct and complete
                                 information, we would have:

                                      a.)  denied coverage;

                                      b.)  issued the rider at a higher cost of insurance
                                           rate; or

                                      c.)  issued the rider on some other basis than
                                           applied for.

                                 If this rider is void as a result of a contest, the cost
                                 you paid for this rider will be refunded to you.

1.5  WHEN DOES THIS RIDER        This rider is incontestable after it has been in force
     BECOME INCONTESTABLE?       during the insured child's lifetime for two years from
                                 its issue date. If this rider is reinstated, it is
                                 incontestable after it has been in force during the
                                 insured child's lifetime for two years from the date of
                                 its reinstatement. If reinstatement occurs, it may be
                                 contested on the basis of statements made in the
                                 reinstatement application.
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1.6  WHAT IF THE INSURED         If any insured child's age has been misstated, the amount
     CHILD'S AGE HAS BEEN        payable will be adjusted to reflect the correct age.
     MISSTATED?

                                 If this rider would have ended at an earlier date, we
                                 will refund the rider cost paid beyond the correct rider
                                 termination date, without interest. If this rider would
                                 not have been issued, it will be deemed void from the
                                 start. It will be treated as if it had not been issued
                                 and any rider cost paid will be refunded, without
                                 interest.

1.7  IS THERE A SUICIDE          Suicide by an insured child, whether sane or insane,
     EXCLUSION?                  within two years of this rider's issue date or
                                 reinstatement date is not covered by this rider. If an
                                 insured child dies by suicide during this two year
                                 period, we will refund, without interest, any rider cost
                                 paid for the period of time during which the child was
                                 the only insured child covered under this rider.

1.8  WHEN WILL THIS RIDER        This rider will terminate on the earliest of:
     TERMINATE?

                                      a.) the lapse or termination of the policy;

                                      b.) the rider anniversary at age 65 of the person
                                          insured under the policy to which this rider is
                                          attached; or

                                      c.) the date you choose to end this rider. You may
                                          end it by written request.

RIDER SECTION 2. RIDER INSURANCE CHARGES

2.1  WHAT IS THE COST OF THIS    The cost of this rider is paid as part of the insurance
     RIDER?                      charges for the policy to which it is attached. The cost
                                 for this rider is payable until the rider terminates.

2.2  HOW IS THE COST FOR THIS    The cost for this rider is based on the cost of insurance
     RIDER DETERMINED?           rate schedule and the rider specified amount.

RIDER SECTION 3. RIDER SPECIFIED AMOUNT

3.1  WHAT IS THE SPECIFIED       The rider specified amount is shown on the policy data
     DEATH BENEFIT AMOUNT        page and on the insured child annual cost of insurance
     PROVIDED BY THIS RIDER?     rate table.

                                 The specified amount is based on the number of units of
                                 children's insurance.

RIDER SECTION 4. RIDER DEATH PROCEEDS

4.1  WHEN ARE RIDER DEATH        Rider death proceeds are payable while this rider is in
     PROCEEDS PAYABLE?           force in the event of the insured child's death. The
                                 insured child's death must occur on or before the policy
                                 anniversary at the insured child's age 23.

4.2  WHAT ARE THE RIDER DEATH    The rider death proceeds will be the rider specified
     PROCEEDS?                   amount based on the age of the insured child, as follows:

                                 a.) live birth to age 15 days
                                     (360 hours)                     $250 per unit

                                 b.) age 15 days to age 6 months     $500 per unit

                                 c.) age 6 months to the policy/
                                     rider anniversary at the
                                     insured child's age 23          $1,000 per unit
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                                 If the death of any insured child occurs during a grace
                                 period, the insurance charges for the policy will be
                                 deducted from the rider death proceeds.

4.3  HOW WILL THE RIDER DEATH    The rider death proceeds will be payable to the
     PROCEEDS BE PAID?           beneficiary, as stated in the application for this rider,
                                 when we receive proof satisfactory to us that the insured
                                 child died while this rider was in force. The insured
                                 child's death must occur on or before the policy
                                 anniversary at the insured child's age 23. Rider death
                                 proceeds will be paid according to the provisions of the
                                 policy.

4.4  IS THERE A PAID-UP          If the person insured under the policy to which this
     BENEFIT UPON THE DEATH OF   rider is attached dies, this rider terminates and no
     THE PERSON INSURED UNDER    further premium payments will be required. Each insured
     THE POLICY TO WHICH THIS    child will then be issued and become owner of a paid-up
     RIDER IS ATTACHED?          term insurance policy. The paid-up term insurance will be
                                 the same amount as provided under this rider as if this
                                 rider had not terminated. The paid-up insurance will
                                 expire on the date which would have been the policy
                                 anniversary at the insured child's age 23.

                                 The paid-up term insurance has cash value. The cash value
                                 at any time will equal the then present value of future
                                 benefits provided to each insured child. These present
                                 values are based on the CSO Mortality Table then in
                                 effect, assuming:

                                      a.) interest at 4.5% per year compounded annually;

                                      b.) death benefits payable immediately upon death; and

                                      c.) ages as determined on a last birthday basis.

                                 A statement of such cash values will be furnished upon
                                 request.

                                 The cash value of the paid-up term insurance may be
                                 surrendered at any time by written request.

RIDER SECTION 5. CONVERSION PRIVILEGE

5.1  CAN THIS RIDER BE           The insurance coverage provided by this rider on an
     CONVERTED TO A NEW          insured child may be converted to a new policy while this
     POLICY?                     rider is in force provided:

                                      a.) your written request is made for an insured
                                        child on the policy anniversary at the insured
                                        child's age 23, or the expiration date of this
                                        rider, if earlier; rider expiration date

                                      b.) all cost due on this rider has been paid; and

                                      c.) the new policy is a permanent life insurance
                                        policy we are then issuing.

                                 The suicide and incontestability provisions of the new
                                 policy will be measured from the issue date of this
                                 rider.

5.2  WHAT IS THE AMOUNT OF       The amount of insurance for the new policy issued will be
     INSURANCE FOR THE NEW       $5,000 per unit of children's insurance. An insured child
     POLICY?                     may increase the amount of insurance for the new policy
                                 by providing evidence of insurability satisfactory to us.
                                 The suicide and incontestability provisions for any
                                 increase will be measured from the date of the increase.

5.3  WHAT IS THE EFFECTIVE       The effective date of the new policy will be the monthly
     DATE OF THE NEW POLICY?     processing day on or following receipt of your written
                                 request in our home office.
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5.4  WHAT BASIS WILL BE USED     The premium for the new policy will be based on the
     TO DETERMINE THE PREMIUM    insured child's age at conversion, gender (if the new
     FOR THE NEW POLICY?         policy is based on male or female cost of insurance
                                 rates), and rating class as of the date this rider was
                                 issued.

5.5  WILL EVIDENCE OF            Evidence of insurability will not be required to convert
     INSURABILITY BE REQUIRED?   existing coverage. However, if any riders are requested
                                 with the new policy, we will require evidence of
                                 insurability satisfactory to us for the additional
                                 coverage.

RIDER SECTION 6. DIVIDENDS


6.1  WILL THIS RIDER RECEIVE     While this rider is in force, it will share in our
     DIVIDENDS?                  divisible surplus. We will determine once a year if any
                                 dividends are payable on this rider. Any dividends will
                                 be combined with and applied using the same method
                                 selected for the policy. We do not anticipate any
                                 dividends to be paid on this rider.
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CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post

President

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                INSURED CHILD ANNUAL COST OF INSURANCE RATE TABLE

                           CHILDREN'S INSURANCE RIDER

INSURED: Children                   SPECIFIED AMOUNT: 10 Units
                                    (See Section 4 of this rider)
ISSUE DATE: January 15, 2000
EXPIRATION DATE: January 15, 2030   ANNUAL COST OF INSURANCE*: [$90.00]

* Monthly cost of insurance calculations will use one-twelfth of the annual cost of insurance.